Exhibit 10.2

QUOIN PHARMACEUTICALS LTD.

AMENDED AND RESTATED CHARTER OF

THE NOMINATING AND GOVERNANCE COMMITTEE OF

THE BOARD OF DIRECTORS

Adopted: March 3, 2022

Capitalized terms contained but not defined in this Charter shall have the meanings ascribed to such terms in the Amended and Restated Articles of Association (the "Articles") of Quoin Pharmaceuticals Ltd., an Israeli company (the “Company”), unless and to the extent the context indicates otherwise.

Purpose

The Nominating and Governance Committee (the “Committee”) shall report to and assist the Board of Directors (the “Board”) of the Company. The purposes of the Committee are to: (1) identify qualified individuals for membership on the Board; (2) recommend to the Board the persons to be nominated for election as directors at any meeting of shareholders of the Company, and the persons (if any) to be elected by the Board to fill any vacancies on the Board; (3) recommend to the Board the directors to be appointed to each committee of the Board; and (4) perform such other matters as directed by the Board or this Charter.

Committee Membership

The Committee shall consist of no fewer than two members of the Board and each member of the Committee shall be an “independent director” as defined by Rule 5605(a)(2) of The Nasdaq Stock Market LLC (“NASDAQ”); provided, however, that the Company may avail itself of any phase-in periods and other exemptions permitted under applicable NASDAQ rules, regulations and standards.

The members of the Committee shall be appointed and may be replaced by the Board with or without cause. A member of the Committee may resign by delivering his or her written notice of resignation to the chairperson of the Board, to take effect at a date specified therein, or upon delivery of such written notice if no date is specified. Unless the Board elects a chairperson of the Committee, the Committee shall elect a chairperson by majority vote.

Meetings

The Committee shall meet as often as necessary to carry out its responsibilities, but not less frequently than bi-annually. The Committee chairperson shall preside at each meeting. In the event the Committee chairperson is not present at a meeting, the Committee members present at that meeting shall designate one of its members as the acting chairperson of such meeting. Written minutes of Committee meetings shall be maintained. The Committee may also act by unanimous written consent in lieu of a meeting. Subject to the provisions of the Companies Law, the procedures for the meetings of the Committee shall be the same as the procedures for the meetings of the Board, as described in the Articles, mutatis mutandis, insofar as they are appropriate and insofar as they do not replace instructions given by the Board.

Committee Responsibilities and Authority

The Committee shall have the following responsibilities and authority:

Board and Committee Composition and Nominating Activities

1.      Annually review the Company’s list of director selection criteria and make such recommendations to the Board with respect to modifications thereto as the Committee deems appropriate.

2.      Identify, review and evaluate candidates, including candidates submitted by shareholders, for election to the Board and recommend to the Board: (i) nominees to fill vacancies or new positions on the Board; and (ii) the slate of nominees to stand for election by the Company’s shareholders at each annual meeting of shareholders.

3.      Annually recommend to the Board (or in the case of (ii) below, to the Audit Committee): (i) the assignment of directors to serve on each Board committee; (ii) the chairperson of each Board committee; (iii) the Chairperson of the Board; and (iv) the lead independent director of the Board (if applicable). Recommend additional Board committee members to fill vacancies or as otherwise needed.

4.      Consider the Board’s leadership structure, including the potential separation of the Chairperson of the Board and Chief Executive Officer roles and/or potential appointment of a lead independent director of the Board, either permanently or for specific purposes, and make such recommendations to the Board with respect thereto as the Committee deems appropriate.

5.      Annually review and recommend to the Board director independence determinations under applicable rules and regulations made with respect to continuing and prospective directors.

Corporate Governance

1.       Periodically review the adequacy of the Articles of the Company and recommend to the Board any necessary or appropriate amendments for approval and, as required, submission for consideration by the shareholders.

2.       Conduct an annual review of the Company’s succession planning process for the Chief Executive Officer and any other members of the Company’s executive management team, and report its findings and recommendations to the Board.

3.       Subject to the provisions of the Articles, Companies Law and the regulations promulgated thereunder, review any proposals properly submitted by shareholders for action at a shareholders meeting and make recommendations to the Board regarding action to be taken in response to each such proposal.

4.       Evaluate the participation of members of the Board in orientation and continuing education activities in accordance with applicable listing standards. Develop orientation materials for new director(s).

5.       Review important issues and developments in corporate governance, and develop appropriate recommendations for the Board.

6.       Periodically review the Company’s Insider Trading Policy and recommend any proposed changes to the Board for approval.

Committee Performance

1.       Conduct an annual evaluation of its performance in fulfilling its duties and responsibilities under this Charter.

2.       At least annually, review and assess the adequacy of this Charter and recommend any proposed modifications to the Board.

Advisors

The Committee has sole authority to select, retain and terminate any consultants, independent legal counsel or other advisors to the Committee, including the sole authority to approve their fees and other retention terms. The fees, expenses or compensation owed to any person retained by the Committee and any ordinary administrative expenses of the Committee incurred in carrying out its duties and responsibilities shall be borne by the Company. Notwithstanding the foregoing, the Committee chairperson shall, unless the exigencies of a specific situation require otherwise, first advise the Company’s Chief Financial Officer of any such potential material expenditures.